Exhibit 10.4

OFFICE LEASE

BETWEEN

SPC PARK PLAZA PARTNERS LLC, DIAMOND HILLCREST, LLC, AND
HTH HILLCREST PROJECT LLC, AS CO-OWNERS

(“LANDLORD”)

AND

HILLTOP HOLDINGS INC.

(Doing Business in Texas as HTH HOLDINGS INC.)

(“TENANT”)

TABLE OF CONTENTS

1.	Basic Lease Information	1

2.	Lease Grant	5

3.	Construction; Term; Adjustment of Commencement Date; Possession	6

4.	Rent	10

5.	Tenant’s Use of Premises	17

6.	Services to be Furnished by Landlord	18

7.	Use of Electrical Services by Tenant	21

8.	Repairs and Alterations	22

9.	Entry by Landlord	24

10.	Assignment and Subletting	24

11.	Liens	26

12.	Indemnity and Waiver of Claims	27

13.	Insurance	27

14.	Mutual Waiver of Subrogation	28

15.	Casualty Damage	28

16.	Condemnation	30

17.	Events of Default	30

18.	Remedies	31

19.	Landlord Payment Defaults	33

20.	Limitation of Liability	33

21.	No Waiver	34

22.	Tenant’s Right to Possession	34

23.	Holding Over	34

24.	Subordination to Mortgages; Estoppel Certificate	34

25.	Attorneys’ Fees	35

26.	Notice	35

27.	Reserved Rights	36

28.	Surrender of Premises	36

29.	Hazardous Materials	36

30.	Miscellaneous	37

31.	Special Provisions	41

i

EXHIBITS AND RIDERS:

EXHIBIT A-1	OUTLINE AND LOCATION OF PREMISES
EXHIBIT A-2	LEGAL DESCRIPTION OF PROPERTY
EXHIBIT A-3	OUTLINE AND LOCATION OF RIGHT OF FIRST REFUSAL SPACE
EXHIBIT B	MEMORANDUM OF COMMENCEMENT DATE AND SQUARE FOOTAGE
EXHIBIT C	DELIVERY CONDITION AND LANDLORD WORK
SCHEDULE 1-BUILDING CONSTRUCTION SCHEDULE
SCHEDULE 2-BUILDING SCHEMATICS
EXHIBIT D	WORK LETTER
EXHIBIT E	BUILDING RULES AND REGULATIONS
EXHIBIT F	PARKING AGREEMENT
EXHIBIT G	JANITORIAL SPECIFICATIONS
EXHIBIT H	SIGNAGE
EXHIBIT I	MEMORANDUM OF LEASE
EXHIBIT J	CONDOMINIUM DOCUMENTS
RIDER NO. 1	EARLY EXPANSION AND CONTRACTION OPTIONS
RIDER NO. 2	OPTIONS TO EXTEND
RIDER NO. 3	RIGHT OF FIRST REFUSAL

ii

OFFICE LEASE

This Office Lease (this “Lease”) is entered into by and between SPC PARK PLAZA PARTNERS LLC, a Texas limited liability company, DIAMOND HILLCREST, LLC, a Texas limited liability company, and HTH HILLCREST PROJECT LLC, a Texas limited liability company, as co-owners (collectively, “Landlord”), and HILLTOP HOLDINGS INC., a Maryland corporation, doing business in Texas as HTH Holdings Inc. (“Tenant”), and shall be effective as of             , 2018 (the “Effective Date”).

1.                                      Basic Lease Information.

The key business terms used in this Lease are defined as follows:

A.                                    “Building”:  A mixed-use retail and office tower to be constructed by Landlord located at 6565 Hillcrest Avenue, University Park, Texas 75205, which shall be known as Hilltop Plaza.

B.                                    “Rentable Square Footage of the Building” is approximately 118,989  square feet of Rentable Square Footage composed of approximately 76,724.75 square feet of Rentable Square Footage in the Office Condominium Unit (defined below) and 42,264.25 square feet of Rentable Square Footage in the Retail Condominium Unit (defined below).

C.                                    “Premises”:  The area shown on Exhibit A-1 to this Lease, as follows:

Floor	Suite Number	Rentable Square Footage
Third	300	18,668
Fourth	400	19,351
Fifth	500	19,351
Sixth	600	10,690

The aggregate “Rentable Square Footage of the Premises” is approximately 68,060 square feet of Rentable Square Footage.  Tenant shall have the right to expand or contract the size of the Premises as provided in Riders No. 1 and 3 attached hereto.  Promptly upon approval of Tenant’s Plans (defined in Exhibit D) and prior to Tenant’s application for permits for the Tenant Work, Landlord and Tenant shall remeasure the Rentable Square Footage of the Premises shown in the Approved Construction Documents (defined in Exhibit D) in accordance with BOMA ANSI Z65.1-2017 measurement standards.  Upon Tenant’s written request, Tenant shall have the right within sixty (60) days of Substantial Completion of the Tenant Work (defined in Exhibit D) to again remeasure the Premises in accordance with the aforesaid measurement standards, “Substantial Completion” of the Tenant Work being certified in and the date of Substantial Completion of the Tenant Work being the date established in a certificate of Substantial Completion issued by Tenant’s architect.  In the event any adjustment of the Rentable Square Footage is made as a result of any such remeasurement, the Base Rent, and the OE Payment payable under this Lease, the parking permits made available to Tenant and any other concessions based on the Rentable Square Footage of the Premises shall be adjusted accordingly.  The necessary adjustments, if any, shall be reflected in the Memorandum of Commencement Date and Square Footage attached hereto in the form of Exhibit B.

D.                                    “Base Rent”:  Based on 68,060 RSF and subject to recalculation of Monthly Base Rent if the square footage of the Premises is revised pursuant to Section 1.C.

Period	Annual Base Rent Rate Per Rentable Square Foot	Monthly Base Rent
CD* through Month 9*	$0.00	$0.00
Month 10 through Month 21	$43.00	$243,881.66
Month 22 through Month 33	$43.65	$247,568.25
Month 34 through Month 45	$44.30	$251,254.83
Month 46 through Month 57	$44.96	$254,998.13
Month 58 through Month 69	$45.64	$258,854.86
Month 70 through Month 81	$46.32	$262,711.60
Month 82 through Month 93	$47.02	$266,681.76
Month 94 through Month 105	$47.72	$270,651.93
Month 106 through Month 117	$48.44	$274,735.53
Month 118 through ED*	$49.17	$278,875.85

*                                         CD = Commencement Date

ED = Expiration Date

Commencement Date through Month 9 = “Abated Rent Period”

E.                                     “Tenant’s Pro Rata Share”:  The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of: (1) the entire Building for expenses that apply to the entire Property; (2) the Office Condominium Unit for expenses that apply only to the Office Condominium Unit; (3) the Commercial Condominium Unit and the Office Condominium Unit combined for expenses that apply to both the Commercial Condominium Unit and the Office Condominium Unit, and (4) the portion of the Building to which an expense is directly attributable or reasonably and fairly allocable for expenses that apply other than to: (i) the entire Office Condominium Unit, or (ii) the entire Commercial Condominium Unit and the entire Office Condominium Unit combined.

F.                                      “Term”:  The period of one hundred twenty-nine (129) months (as more particularly defined in Section 3.B), starting on the Commencement Date, as such period may be extended pursuant to Rider No. 2 attached to this Lease.

G.                                    “Commencement Date”:  One hundred eighty (180) days after the Actual Delivery Date (defined in Section 3.C), subject to adjustment, if any, as provided in Section 3.C, Section 3.H and the Work Letter.

H.                                   “Business Day(s)” shall mean the days national banks are open for business in Dallas, Texas.

I.                                        “Holidays”:  New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day.  Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other Comparable Buildings.

J.                                        “Law(s)”:  (i) All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”), and (ii) all restrictive covenants existing of record as of the Effective Date and (iii) all rules and requirements of any association or improvement district affecting the Property; provided that, any Laws under subsection (iii) which are modified after the Effective Date do not materially diminish the rights or materially increase the obligations of Tenant under this Lease.

K.                                    “Normal Business Hours”:  7:00 A.M. to 6:00 P.M. Monday through Friday and 8:00 A.M. to 1:00 P.M. on Saturdays, exclusive of Holidays.

L.                                     “Comparable Buildings” shall mean other comparable Class AA office buildings in Dallas County, Texas, taking into account age, quality, size, location and other relevant operating factors.

M.                                 “Notice Addresses”:

Tenant:  On or after the Commencement Date, notices shall be sent to Tenant at the Premises, as follows:

Tenant: Hilltop Holdings Inc. 6565 Hillcrest Ave., Suite 300 University Park, Texas 75205 Attn: Lisa Loreto, Senior Vice President (469) 718-4620 Email: Lisa.Loreto@hilltop-holdings.com	With copy to: SRS-Cresa Lease Administration c/o Hilltop Holdings Inc. 15660 North Dallas Parkway, Suite 1200 Dallas, Texas 75248 Attn: Real Estate Administrator	And to: Bracewell LLP 1445 Ross Avenue, Suite 3800 Dallas, Texas 75202 Attn: K. Brock Bailey (214) 758-1076 Email: Brock.Bailey@bracewell.com

Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Tenant: Hilltop Holdings Inc. 2323 Victory Ave., Suite 1400 Dallas, Texas 75219 Attn: Lisa Loreto, Senior Vice President (469) 718-4620 Email: Lisa.Loreto@hilltop-holdings.com	With copy to: SRS-Cresa Lease Administration c/o Hilltop Holdings Inc. 15660 North Dallas Parkway, Suite 1200 Dallas, Texas 75248 Attn: Real Estate Administrator	And to: Bracewell LLP 1445 Ross Avenue, Suite 3800 Dallas, Texas 75202 Attn: K. Brock Bailey (214) 758-1076 Email: Brock.Bailey@bracewell.com

Landlord: Notices shall be sent to Landlord, as follows:

Landlord: SPC Park Plaza Partners LLC c/o First American Exchange Company 215 South State Street, Suite 380 Salt Lake City, UT 84111 Tel.: (866) 516-1031 Email: mbullock@firstam.com	With a copy to: Kane Russell Coleman Logan PC 1601 Elm Street, Suite 3700 Dallas, Texas 75201 Attn: Raymond J. Kane (214) 777-4290 Email: rkane@krcl.com

Diamond Hillcrest, LLC 200 Crescent Court, Suite 1350 Dallas, Texas 75201 Attn: Gary Shultz Tel.: (214) 871-5151 Email: gshultz@diamond-a.com	Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219 Attn: William C. Wilshusen Tel.: (214) 651-5595 Email: William.wilshusen@haynesboone.com

HTH Hillcrest Project LLC 2323 Victory Avenue, Suite 1400 Dallas, Texas 75219 Attn: Corey G. Prestidge Tel.: (214) 525-4647 Email: cprestige@hilltop-holdings.com	Bracewell LLP 1445 Ross Avenue, Suite 3800 Dallas, Texas 75202 Attn: K. Brock Bailey (214) 758-1076 Email: Brock.Bailey@bracewell.com

“Rent” (defined in Section 4.A) is payable to the order of SPC Park Plaza Partners LLC as follows:

If by check:

SPC Park Plaza Partners LLC

6565 Hillcrest,  Suite 200

Dallas, Texas 75205

Attn: Chuck Keller

If by wire transfer:

[BANK (location)**]

ABA #[           ]

Account #:                 **

Account Name:          **

Reference:  [            ]

If by ACH:

[BANK (location)**]

ABA #[           ]

Account #:                 **

Account Name:          **

Reference:  [            ]

**[If necessary, this can be confirmed or completed in the Memorandum of Commencement Date and Square Footage to be executed pursuant to Section 3.B]

2.                                      Lease Grant.

As further described below, the Premises is a part of a mixed use condominium project known as Hilltop Plaza Condominium, containing the Office Condominium Unit of the Building (the “Office Condominium Unit”), as one component, as well as a Retail Condominium Unit of the Building (the “Commercial Condominium Unit” or “Retail Condominium Unit”), as another component, and an attached parking garage with 3 levels of parking (the “Parking Condominium Unit” or “Parking Garage”), as a third component.  Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, vending areas, and lobby areas, and with respect to multi-tenant floors, restrooms and elevator foyers (collectively, the “Common Areas”).  Tenant’s use of lobbies and other Common Areas of the Building, plus elevators, freight elevators and loading dock shall be subject to scheduling and reasonable rules and regulations and any costs more particularly set forth herein associated with such usage.  “Property” or “Project” means the Building and the parcel(s) of land on which it is located as more fully described on Exhibit A-2, together with all other buildings and improvements located thereon, the Retail Condominium Unit, the Parking Garage, and other improvements serving the Building, and the parcel(s) of land on which they are located. Tenant acknowledges and agrees as follows:

A.                                    This Lease, and Tenant’s rights hereunder, are subject and subordinate to any and all documents governing the maintenance, operation, and use of the condominium, including without limitation that certain Master Declaration of Condominium for Hilltop Plaza Condominium, recorded in the Official Public Records of Dallas County, Texas (the “Master Declaration”); the Certificate of Formation of Hilltop Plaza Condominium Association, Inc. (the “Master Association”); By-Laws of the Master Association; and Rules and Regulations of Hilltop Plaza Condominium; and any rules or regulations promulgated by or on behalf of said Master Association, whether recorded or unrecorded (collectively, and as all may be amended or supplemented from time to time, the “Condominium Documents”). Notwithstanding the foregoing, (i) in the event of any conflict between the terms of this Lease and the Condominium Documents, as amended from time to time, the terms of this Lease shall control; and (ii) nothing in the Condominium Documents, as amended from time to time, shall increase Tenant’s obligations (including with respect to Operating Expenses), nor decrease its rights, under this Lease.  Landlord hereby represents and warrants that all of the Condominium Documents attached to this Lease as Exhibit J are true, correct, and complete, and that there are no other Condominium Documents other than those attached hereto as Exhibit J.  Landlord agrees that it will not, as a member of the Condominium Association or otherwise, amend, or suffer or permit the Condominium Documents to be amended, without first receiving the prior written consent of Tenant.

B.                                    Some of the obligations of Landlord under this Lease may be performed or will be performable by the Master Association pursuant to the Master Declaration.  Without waiving or limiting any of Landlord’s obligations under this Lease, and subject to the terms of this Lease, Tenant hereby agrees that the Master Association may perform such obligations on behalf of Landlord, and Tenant agrees to reimburse Landlord for the performance of such obligations by the Master Association, as and when required by the terms of this Lease.  To the extent that any employee, agent, or contractor of the Master Association performs any such obligations on behalf of Landlord under this Lease, such employee, agent, or contractor shall be deemed a Landlord Party (defined in Article 12) for all purposes under this Lease.

C.                                    Notwithstanding anything to the contrary contained in this Lease, Landlord, on behalf of itself, its lenders, and their successor and assigns, covenants and agrees that any assignment, sublease, transfer or encumbrance of any interest created by, or which becomes subject to, the Master Declaration (either absolutely or collaterally) shall be conditioned upon the receipt by Tenant of an agreement (in form and substance reasonably acceptable to Tenant) from such assignee, sublessee, transferee or beneficiary recognizing Tenant’s rights under this Lease, including without limitation, Tenant’s rights of access to and from the Premises, Tenant’s Signage rights, Tenant’s rights to use the parking spaces specified in this Lease, and Tenant’s rights to perform repair and maintenance obligations which Landlord has failed or refuses to make or cause to be made (whether to the Building, the Property, or to any of the units created by the Master Declaration), all as specifically set forth in this Lease.

3.                                      Construction; Term; Adjustment of Commencement Date; Possession.

A.                                    Construction of Building.  The parties acknowledge that as of the Effective Date of this Lease, the Building is not yet constructed.  The Building will be constructed generally in accordance with the building schematics attached hereto as Schedule 2 to Exhibit C (the “Building Schematics”) and the Building will be improved by the Landlord Work as described in Exhibit C.  Landlord shall complete the Building substantially in accordance with the Building Schematics and Exhibit C.  Landlord shall consult with and solicit comments from Tenant before proceeding with any Building scheme substantially different from the scheme illustrated by the Building Schematics, and shall obtain Tenant’s consent to all such changes. Tenant shall respond to such request within 10 Business Days after receipt of such request, with Tenant’s failure to timely respond to a request for Tenant consent to a change being deemed consent to such change.  Tenant shall designate a construction representative who will represent Tenant in connection with the interaction contemplated by this Section 3.A, and Tenant initially designates Lisa Loreto as such representative. Tenant may change such representative upon 10 days’ prior written notice to Landlord.

B.                                    Term.  The term of this Lease shall commence on the Commencement Date and, unless terminated early in accordance with this Lease, continue through the last day of the Term specified in Section 1.F. (the “Expiration Date”).  Except as otherwise expressly set forth in Section 3.F below, Landlord’s delay in delivering possession of the Premises for any reason shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages.  Within thirty (30) days of the occurrence of the Commencement Date the parties shall execute a Memorandum of Commencement Date and Square Footage in the form attached hereto as Exhibit B and made a part hereof.  If such Memorandum of Commencement Date is not executed or objected to in writing by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein.  Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would occur on a date other than the last day of a calendar month, then the Expiration Date shall be automatically extended to the last day of such calendar month.

C.                                    Delivery Date.  It is anticipated that Landlord will deliver the Premises and the Building in Delivery Condition (as defined hereinbelow) on or before May 31, 2019 (the “Scheduled Delivery Date”) so that Tenant may commence the construction of its Tenant Work pursuant to the Work Letter attached hereto as Exhibit D (the “Work Letter”).  The “Actual Delivery Date,” as such term is used herein, shall refer to the date Landlord actually delivers the Premises and the Building to Tenant in Delivery Condition.  Landlord shall use diligent efforts to deliver the Premises in Delivery Condition on or before the Scheduled Delivery Date.

“Delivery Condition” shall mean that:

(1)                                 The Premises have been delivered to Tenant in the condition specified in Exhibit C and free of debris, subject to completion of the Landlord Work;

(2)                                 The Landlord Work is Substantially Complete, except to the extent the noncompletion of the Landlord Work will not materially interfere with the Tenant Work; and

(3)                                 Means of access to the Premises and all facilities necessary for Tenant to begin the Tenant Work, including necessary lifts, elevators and stairways, have been installed and are in good operating order and available to Tenant in coordination with Landlord.

Landlord shall complete the Landlord Work in the Premises in coordination with Tenant’s performance of the Tenant Work no later than Tenant’s occupancy of the Premises for its permitted use.  Landlord shall, to the extent reasonably possible, perform the portion of the Landlord Work which must be completed in conjunction with the Tenant Work in a manner that does not materially impede the progress of the Tenant Work.  Landlord and Tenant agree to cooperate and to cause their respective contractors to cooperate so as to avoid an unreasonable delay of the Landlord Work or the Tenant Work by reason of the coordinated construction.

Landlord agrees to construct the base Building in substantial accordance with the Building Construction Schedule attached as Schedule 1 to Exhibit C, subject to extension as provided in this Lease.  If at any time there is a change in the Construction Schedule for the Building such that the Actual Delivery Date is anticipated to occur after the Scheduled Delivery Date, Landlord shall promptly give Tenant notice of any such change (and all subsequent changes, if any), and shall, in all events, give Tenant at least thirty (30) days’ prior written notice of the Actual Delivery Date.

Except as expressly set forth below, Landlord shall have no liability whatsoever to Tenant on account of Landlord’s failure to meet any date in the Construction Schedule; furthermore, if Landlord fails to meet one date but satisfies the next ensuing date, then Landlord shall have no liability whatsoever to Tenant.  If a date is so extended so that it falls on other than a Business Day, the date shall be further extended, at Landlord’s discretion, so as to fall on the next occurring Business Day.  Notwithstanding the foregoing, in no event will Force Majeure Delays (as defined in Section 30.C) total, in the aggregate, more than 180 days.  Not later than 20 days after the end of any calendar month in which Landlord believes that a Force Majeure Delay has occurred, Landlord shall deliver to Tenant written notice of the number of Force Majeure Delay days being claimed in such prior month, the details supporting the Force Majeure Delay, and the cumulative total of all Force Majeure Delays being claimed by Landlord through the end of such prior month, and the failure of Landlord to timely do so shall prevent Landlord from claiming Force Majeure Delay(s) for the month such notification was not timely given to Tenant.

D.                                    Substantial Completion; Tenant Delay.  The Landlord Work shall be deemed to be “Substantially Complete” on the date that the Landlord Work has been performed to the extent that Tenant may reasonably commence the Tenant Work (as defined in Exhibit D attached hereto).  “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non-building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work prior to the date upon which the Landlord Work is Substantially Complete.

E.                                     Landlord Delay.  “Landlord Delay” means any delay not caused by Tenant.

F.                                      Tenant Remedies.

(1)                                 Subject to extension due to Force Majeure Delay(s) and Tenant Delay in accordance with this Lease, if Landlord has not delivered the Premises to Tenant in Delivery Condition by May 31, 2019 (the “First Outside Delivery Date”), then Tenant shall be entitled to receive a two-day extension of the Abated Rent Period and the Parking Abatement Period (defined in Exhibit F) for each additional day of delivery of the Premises beyond the First Outside Delivery Date (the “First Additional Abated Rent”).  If, subject to extension due to Force Majeure Delay(s) and Tenant Delay in accordance with this Lease, Landlord has not delivered the Premises to Tenant by the First Outside Delivery Date, in addition to the First Additional Abated Rent as set forth above, Landlord shall pay Tenant the following damages (collectively, “Holdover Damages”): the difference between what Tenant is currently actually paying under its current lease and any holdover differential on its current leased space or increased rent on any substituted space (plus moving costs) between May 31, 2019, and the Actual Delivery Date, and all actual and reasonable documented overtime charges necessitated to expedite the Tenant Work, provided that such overtime charges shall not exceed $365,000.00.

(2)                                 Subject to extension due to Force Majeure Delay(s) and Tenant Delay in accordance with this Lease, if Landlord has not delivered the Premises to Tenant on or before August 30, 2019 (the “Second Outside Delivery Date”), then in addition to the remedies set forth in Section 3.F(1) above, Tenant shall be entitled to receive an additional one-day extension of the Abated Rent Period and the Parking Abatement Period for each additional day of delivery of the Premises beyond the Second Outside Delivery Date, for an aggregate extension of three (3) days of the Abated Rent Period and the Parking Abatement Period for each additional day of delivery of the Premises beyond the Second Outside Delivery Date (the “Second Additional

Abated Rent”).  If Landlord has not delivered the Premises to Tenant by the Second Outside Delivery Date, in addition to the Second Additional Abated Rent, Landlord shall pay Tenant Holdover Damages, as set forth above, and Tenant shall have the right, but not the obligation, to complete the Landlord Work at Landlord’s expense.  In addition, and notwithstanding anything to the contrary in this Lease, if Landlord has not delivered the Premises within four hundred fifty (450) days after the Second Outside Delivery Date, subject to Tenant Delay (defined below) and Force Majeure Delay (as limited in this Section 3), then Tenant shall have the right, as its sole remedy, to terminate this Lease upon written notice to Landlord given at any time after such 450-day period and prior to delivery of the Premises.

G.                                    Acceptance of Premises.  Subject to Landlord’s obligation to perform the Landlord Work, Landlord’s repair obligations under Section 8.B., and any latent defects in the Premises or the Landlord Work of which Tenant provides, written notice not later than 365 days following the Actual Delivery Date, the Premises are accepted by Tenant in “as is” condition and configuration.  By taking possession of the Premises, and with the exception of any Landlord Work that is not Substantially Complete, Tenant agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties, express or implied, by Landlord regarding the condition of the Premises or the Building, except as expressly set forth herein.

H.                                   Possession of Premises Prior to Commencement Date.  Notwithstanding the fact that the Premises may not fully satisfy all of the criteria in the definition of “Delivery Condition”, Tenant, along with its employees, agents, contractors, subcontractors, space planner/interior architect, engineers, consultants, vendors, suppliers and other representatives, and their respective employees, shall be permitted to enter the Premises, for the purpose of performing the Tenant Work as soon as the floors of the Building are dried in and are, in Landlord’s reasonable discretion, ready for the commencement of the Tenant Work.  Tenant will coordinate Tenant’s construction activities with Landlord’s Contractor(s), prior to the Commencement Date for the purposes of inspecting same, and for the installation of furniture, fixtures and equipment (including telephone, communications and computer equipment).  Except as otherwise provided herein, there shall be no obligation on the part of Tenant to pay Base Rent or Tenant’s Pro Rata Share of Operating Expenses by reason of any such access between the Actual Delivery Date and the date of Substantial Completion of the Tenant Work.  Any party having prior access must comply with Landlord’s standard insurance provisions and other requirements pursuant to Section 6.C. Tenant shall have the right to also access and use loading dock facilities, parking facilities and freight elevator(s), as well as access to and use of appropriate electrical and other systems and related facilities, provided such entry and work shall be in harmony with Landlord’s contractors and subcontractors, and shall not materially interfere with or delay completion of the Landlord Work to be performed by Landlord in the Premises or elsewhere in the Building.  Between the date the Tenant Work is Substantially Complete (as defined in the Work Letter), and provided Tenant has received a certificate of occupancy or its official equivalent issued by the applicable governmental authority (a “CO”), and further provided that Landlord has received a temporary CO for the Building, to the extent available, Tenant shall be allowed to occupy the Premises for the purposes of the Permitted Use, and there shall be no obligation on the part of Tenant to pay Base Rent or Additional Rent by reason of any such occupancy between such occupancy date and the Commencement Date.

I.                                        Move-In. Tenant will move its furniture, furnishings, equipment, supplies and other property required for doing business into the Premises commencing on or about the date of Substantial Completion of Tenant’s Work.  Landlord and Tenant will mutually schedule the actual move in date(s).  Landlord shall furnish, without charge to Tenant (except for electricity charges, which shall be payable as set forth in Section 7.B) such air conditioning, light and power as may be required in the Premises, elevator service, including the Building freight elevator(s), and the services or operators for such elevators during such move-in, and all other services required to be delivered by Landlord pursuant to this Lease.

4.                                      Rent.

A.                                    Payments.  As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction (except as expressly set forth in this Lease), the total amount of Base Rent and Additional Rent (defined below) (which are sometimes collectively referred to as “Rent”).  “Additional Rent” means the OE Payment and all other sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease.  Tenant shall pay and be liable for Tenant’s allocable portion of all gross receipts, margin, rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Property (in addition to, but not in duplication of, amounts included in Operating Expenses pursuant to Section 4.D(5)).  The monthly Base Rent and the OE Payment shall be due and payable in advance on the first day of each calendar month without notice or demand.  All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord.  All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) reasonably acceptable to Landlord.  If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and the OE Payment for the month shall be prorated on a daily basis based on a 360 day calendar year, and such prorated amount shall be due and payable on the first day of the month following the Commencement Date.  Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due.  No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law.  Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.  Notwithstanding the foregoing, from the Commencement Date through the last day of Month 9 of the Term, Tenant shall not be required to pay Base Rent or the OE Payment; however, Tenant shall be required to pay Tenant’s Pro Rata Share of the portion of Operating Expenses allocable to electrical costs pursuant to Section 4.D(10).

B.                                    Payment of Operating Expenses.  Tenant shall pay Tenant’s Pro Rata Share of the Operating Expenses (the “OE Payment”) for each calendar year during the Term.  Notwithstanding the foregoing, beginning on the first anniversary of the Commencement Date, Tenant’s Pro Rata Share of Controllable Expenses (defined below) shall not increase by more than 5% over Tenant’s Pro Rata Share of Controllable Expenses in the prior calendar year.  The term “Controllable Expenses” means all Operating Expenses excluding expenses relating to the cost of insurance and real estate taxes and assessments.  On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the OE Payment for such calendar year during the Term.  On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Landlord’s estimate of the OE Payment.  If Landlord determines that its good faith estimate of the Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate.  After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate.  If Landlord does not provide Tenant with an estimate of the OE Payment by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate.  Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s).  Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate.  Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination.  Landlord shall use a consistent methodology in computing each tenant’s pro rata share of Operating Expenses from year to year.  Landlord currently estimates that the Operating Expenses for the calendar year 2020 will be $19.00 per Rentable Square Foot.

C.                                    Reconciliation of Operating Expenses.  Within 120 days after the end of each calendar year or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and the OE Payment for such calendar year.  If the most recent estimated OE Payment paid by Tenant for such calendar year is more than the actual OE Payment for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due within 30 days of determination.  If the most recent estimated OE Payment paid by Tenant for the prior calendar year is less than the actual OE Payment for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses and the OE Payment, any underpayment for the prior calendar year.

D.                                    Operating Expenses Defined.  “Operating Expenses” means all costs and expenses incurred or accrued in each calendar year in connection with the operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably and fairly allocable to the Property as reasonably determined by Landlord, employing sound and consistent accounting principles, including Landlord’s personal property used in connection with the Property and including, but not limited to, all costs and expenditures relating to the following:

(1)                                 Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and security systems; materials and supplies (such as light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses.

(2)                                 Administrative, asset management, and management fees and costs, including accounting, information and professional services (except for negotiations and disputes with specific, future tenants, if any, not affecting other parties);  fees and assessments from the Office Condominium Unit, the Parking Condominium Unit, and Master Association as set forth in Section 2; management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof if the same are not 100% attributable to the Property) for full and part time personnel involved in operation, maintenance and management of the Property at or below the level of regional property manager and regional asset manager; provided, however, the total combined costs of such administrative, asset management, and fees and assessments from the Office Condominium Unit, the Parking Condominium Unit, or Master Association as set forth in Section 2, together with all such management fees and costs, shall not exceed 4% of the Building Gross Revenue.

(3)                                 Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

(4)                                 Property, liability and other insurance coverages carried by Landlord, including deductibles (not to exceed $20,000.00 per occurrence) and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

(5)                                 Real estate taxes, assessments, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, leasing, operation or possession of the Property, or paid as rent under any ground lease (“Tax Expenses”).  Tax Expenses shall include, without limitation: (i) any tax on the rent or other revenue from the Property, or any portion thereof, or as against the business of owning or leasing the Property, or any portion thereof, including any business, gross margins, or similar tax payable by Landlord which is attributable to rent or other revenue derived from the Property, (ii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, (iii) personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property, (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises, and (v) any assessment, tax, fee, levy or charge substituted, in whole or in part, for a tax previously in existence, or assessed in lieu of a tax increase.  Tax Expenses shall not include Landlord’s estate, excise, income or franchise taxes (except to the extent provided above).

(6)                                 Compliance with Laws enacted, amended or interpreted differently after the Effective Date, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9)); and all expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s costs).

(7)                                 Building safety services.

(8)                                 Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services (except no such limitation shall apply in emergencies).

(9)                                 Amortization of capital expenditures incurred with the intention of reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems, but only to the extent of the actual savings.  Such expenditures shall be amortized uniformly over the useful life of the capital asset as reasonably determined by Landlord, together with interest on the unamortized balance at the Prime Rate (hereinafter defined) (as of the date incurred) plus 2%.  In addition and notwithstanding the foregoing, as the Property is new construction, no amortization of capital expenditures shall be a part of Operating Expenses during the first five (5) years of the Term.

(10)                          Electrical services used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property.  Landlord agrees that the electrical service for any restaurants within the Property shall be separately metered.

E.                                     Exclusions from Operating Expenses.  Operating Expenses exclude the following expenditures:

(1)                                 Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

(2)                                 Goods and services (including electrical services) furnished to an individual tenant of the Building which are above Building Standard and that are only available to Tenant at additional cost under the Lease.

(3)                                 Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds or covered by warranty.

(4)                                 Except as provided in Section 4.D(9), depreciation, amortization, principal and interest payments on any encumbrances on the Property and the cost of capital improvements, capital repairs or additions or capital replacements.

(5)                                 Costs related exclusively to: (i) any retail tenant in the Project for services only provided to such tenant; (ii) the Retail Condominium Unit for services only provided to the Retail Condominium Unit, and (iii) of the Master Association related to the Retail Condominium Unit, which are not directly attributable or reasonably and fairly allocable to the Office Condominium Unit.

(6)                                 Costs of installing, operating and maintaining any specialty service, such as, but not limited to, an observatory, broadcasting facility, luncheon club, cafeteria, retail store, sundry shop, newsstand, car wash, athletic or recreational club or day care center.

(7)                                 Costs of repairing, maintaining, or replacing any latent defects in the construction of the Building, and expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

(8)                                 Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

(9)                                 Principal payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness.

(10)                          Rental, gross receipts, sales and use, or other taxes, if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Property which have been paid by tenants pursuant to Section 4.A.

(11)                          Legal, auditing, consulting and professional fees paid or incurred in connection with negotiations for financings, refinancings, sales, acquisitions, obtaining of permits or approvals relating to the development of the Building, zoning proceedings or actions, environmental permits or actions, lawsuits, or further development of the Property.

(12)                          Expenses incurred in leasing or procuring new tenants, including advertising and leasing fees, commissions or brokerage commissions of any kind, including without limitation, signing bonuses, moving expenses, assumption of rent under existing leases and other concessions or inducements, marketing expenses and expenses for preparation of leases or renovating space for new tenants and build out allowances.

(13)                          The amount of rent or other charges payable under and pursuant to any ground lease or superior lease pertaining to the Property.

(14)                          Costs incurred in correcting defects in construction of the Property, including noncompliance of Laws.

(15)                          Any advertising, promotional or marketing expenses for the Property.

(16)                          Except in emergencies, costs, fees, and compensation paid to Landlord or to Landlord’s Affiliates, for services in or to the Property to the extent that they exceed the charges for comparable services rendered by an unaffiliated third party of comparable skill, competence, stature, and reputation.

(17)                          Services, costs, items and benefits for which Tenant or any other tenant or occupant of the Building or third person (including insurers) specifically reimburses Landlord or for which Tenant or any other tenant or occupant of the Building pays third persons.

(18)                          Fines, penalties and default interest.

(19)                          Contributions to charitable or political organizations.

(20)         Contributions to operating expense reserves.

(21)         Costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Property.

(22)         Expenses incurred by Landlord for the use of any portion of the Property to accommodate special events such as shows, promotions, filming, displays, photography, private events, parties and ceremonies, to the extent invitations to such events, parties or celebrations are not extended to all of the tenants of the Building.

(23)         The initial cost of tools and equipment used in the operation of the Property.

(24)         Flowers, gifts, balloons, or similar items provided to any vendors, contractors, prospective tenants, and agents, and any such items provided to any or all tenants or their employees; however, such exclusion does not apply to flowers and other decorations to be placed in Building lobbies.

(25)         Entertainment or dining expenses, or travel expenses for Building employees.

(26)         Costs of constructing additions to the Building or new buildings on the Property, or otherwise further developing the Property.

(27)         Any validated parking for any entity.

(28)         Rentals and other related expenses incurred in leasing air-conditioning systems, elevators, and other equipment ordinarily considered to be capital expenditures.

(29)         Any rental, imputed rental, or associated costs for any management office space that exceeds 2,000 rentable square feet or for which the rental rate exceeds the prevailing rental rate for comparable office space in the Building, and any costs associated with the purchase of furniture and office equipment for Landlord, Landlord’s property manager, or their agents, contractors, and lenders.

(30)         Costs for expenditures incurred in connection with any environmental clean-up, response action or remediation on, in, under or about the Building or the Property other than costs of identification, testing, monitoring or minor cleaning (not rising to the level of remediation) of Hazardous Materials.

(31)         Costs relating to disputes between Landlord and a specific tenant of the Building.

(32)         Costs relating to disputes between Landlord and any employee or agent of Landlord.

(33)         Costs related to the existence and maintenance of Landlord as a legal entity, except to the extent attributable to the operation and management of the Property.

(34)         Costs not billed to Tenant within three (3) years of the date such costs are incurred, except for properly amortized expenses pursuant to the terms of this Lease, or within one (1) year after the end of the Lease Term.

F.             Proration of Operating Expenses; Adjustments.  Subject to the limitations set forth in this Lease, if Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties.  If the Building is not 100% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year.  The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building (“Variable Operating Expenses”).  Landlord shall use a consistent methodology to “gross-up” Variable Operating Expenses from year to year, the methodology for grossing-up Variable Operating Expenses for any year shall be no less favorable to Tenant than for any other tenant of office space in the Building whose economic terms are similar and Landlord shall provide in the statement required by Section 4.C, a reasonably detailed description of how the Variable Operating Expenses were “grossed-up”.  Landlord will not recover in any one calendar year more than 100% of the actual Operating Expenses for such year.  Notwithstanding anything contained herein to the contrary, in no event shall the allocation to Operating Expenses of costs relating to the operation of the Parking Condominium Unit exceed such costs multiplied by a fraction, the numerator of which is the number of parking spaces allocated to the Office Condominium Unit by Landlord (which is 3 1/3 spaces multiplied by the Rentable Square Footage in the Office Condominium Unit), and the denominator of which is the total number of parking spaces in the Parking Condominium Unit.  Landlord agrees to provide to Tenant and Tenant’s representatives reasonable information relating to the allocation of expenses between the Office Condominium Unit and the Commercial Condominium Unit upon Tenant’s reasonable request.

G.            Audit Rights.  Within three (3) years after Landlord furnishes its statement of actual Operating Expenses for any calendar year (including the Base Year) (the “Audit Election Period”), Tenant or Tenant’s representatives may, at Tenant’s expense (subject to reimbursement by Landlord as provided below), upon not less than 10 days’ prior written notice to Landlord, elect to audit during Landlord’s normal business hours at the location where Landlord maintains its records in Dallas County, Texas, Landlord’s Operating Expenses for such calendar years only.  If the audit proves that Landlord’s calculation of Operating Expenses for the calendar year under inspection was overstated by more than 5%, then, after verification, Landlord shall pay Tenant’s out-of-pocket audit and inspection fees applicable to the review within thirty (30) days after receipt of Tenant’s invoice therefor.    Landlord shall credit any overpayment determined by the

final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination.  Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination.  The foregoing obligations shall survive the expiration or termination of this Lease.  Tenant and its representatives shall keep such audit results confidential, except as may be required to comply with Laws or any court order.  Tenant agrees not to engage a third-party auditor who is compensated on a contingency fee basis for the sole purpose of conducting an audit hereunder; provided, however, the foregoing restriction notwithstanding, Tenant’s lease administration service provider may conduct an audit and perform audit-related services regardless of how such service provider is compensated.

5.                                      Tenant’s Use of Premises.

A.            Permitted Uses.  The Premises shall be used only for general office and other uses consistent with a first class office building, together with uses ancillary thereto (the “Permitted Use”).  Landlord covenants that, as of the Commencement Date, nothing in the record title would prevent use of the Premises for retail banking office purposes.  Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building, interferes with the operation or maintenance of the Property, impairs the reputation or quality of the Building, or overburdens any of the Building systems for which Landlord is responsible, the Common Areas or parking facilities, in violation of this Lease.

B.            Compliance with Laws.  Tenant shall comply with all Laws, including the ADA (subject to Landlord’s obligations set forth in Exhibits C and D) regarding the operation of Tenant’s business in, and Tenant’s manner of use and occupancy of the Premises and its use of the Common Areas.  Landlord agrees to provide Tenant with a copy of a certificate of occupancy for the Building, and Tenant shall provide Landlord with (i) the temporary certificate of occupancy for the Premises prior to taking possession of the Premises for business purposes, to the extent available, and (ii) the permanent certificate of occupancy for the Premises within 5 Business Days after receipt of same but in no event later than ninety (90) days after the Commencement Date.  Tenant shall comply with the rules and regulations of the Building attached as Exhibit E to this Lease and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time, provided that Landlord shall have given prior written notice thereof to Tenant.  Such rules and regulations will be applied in an equitable and non-discriminatory manner as reasonably determined by Landlord, taking all circumstances into account.  In the event of any discrepancy between the provisions of Exhibit E and those of this Lease, the provisions of this Lease shall govern.  Except as otherwise specifically provided herein, Landlord shall be responsible for causing the Building Elements (as defined in Section 8.B below) to be in compliance with all Laws, including the ADA.

C.            Tenant’s Security.  Tenant shall have the right to install its own security system in the Premises and at doors to Building stairwells located in the Premises at Tenant’s sole cost and expense and subject to Landlord’s review and approval thereof (not to be unreasonably withheld, conditioned or delayed).  Tenant agrees that it shall not be deemed an unreasonable condition of approval for Landlord to require that Tenant’s system be functionally compatible with the base Building systems or that Tenant use a certain vendor or installer for Tenant’s security system.  If Tenant elects to install a security card access system in the Building stairwells pursuant to the preceding sentence, Tenant may, at Tenant’s sole cost and expense, upgrade the finishes and lighting in the stairwells in compliance with applicable laws and after obtaining Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  In addition, if Tenant’s security system is compatible with Landlord’s security system at the Building and the Parking Garage, Tenant shall have the right, at Tenant’s sole cost and expense (inclusive of any monthly fee charged by Landlord), to connect Tenant’s security system to Landlord’s security system.

6.                                      Services to be Furnished by Landlord.

A.            Standard Services.  Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term, in each case consistent with the standard offered in other Comparable Buildings (collectively, the “Building Standard Services”):

(1)           Water service for use by Tenant for drinking and use in the lavatories (including hot and cold water in the lavatories only) and convenience kitchens, if any, on each floor on which the Premises are located.

(2)           Heat and air conditioning in season, during Normal Business Hours at such temperatures and in such amounts as required by governmental authority or as supplied in Comparable Buildings.  Landlord shall operate the HVAC system in the Building within the design parameters set forth in Section 1.L of Exhibit C.  With respect to any portion of the HVAC system not controlled by Tenant, Tenant may, upon notice given two hours prior to the time overtime HVAC is required, and subject to the capacity of the Building systems, request HVAC service during hours other than Normal Business Hours, and upon such request Landlord shall provide such HVAC service, subject to a 2-hour minimum.  Tenant shall pay Landlord the then standard charge for such additional service, as determined by Landlord from time to time based on Landlord’s estimated Actual Costs.  “Actual Costs” shall mean an amount equal to the actual out-of-pocket incremental extra costs to Landlord to provide such after-hour air conditioning (or other additional services or utilities), without markup for profit, overhead, depreciation or administrative costs.  Such Actual Costs shall fluctuate only due to actual increase or decrease in such costs.

(3)           Maintenance and repair of the Building and Property as described in Section 8.B.

(4)           Janitorial service five (5) days per week (excluding Holidays), substantially in accordance with the Janitorial Specifications set forth on Exhibit G.

(5)           Passenger and freight elevator service, subject to Landlord’s reasonable policies and procedures for use of the elevator(s) in the Building.  The minimum number of elevators will be that reflected on Exhibit C.

(6)           Exterior and interior window washing in accordance with the Janitorial Specifications set forth on Exhibit G.

(7)           Security for the Building (including equipment, personnel, procedures and systems) 24 hours a day, 7 days per week.

(8)           Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Section 7.

(9)           Access to the Premises and the Parking Garage 24 hours a day, 7 days per week, subject to Landlord’s security measures, Force Majeure, applicable Law, Landlord’s reasonable rules and regulations, and emergency/repair situations.

(10)         Parking in the Parking Garage, at an additional cost as set forth on Exhibit F.

(11)         Replacement of Building Standard lighting tubes, lamp ballasts and bulbs.

(12)         Extermination and pest control in the Common Areas.

(13)         On-site property management by a professional and qualified property management company that is then managing multiple Comparable Buildings, including an on-line portal for submitting work order and after-hours air condition/heating requests.

(14)         Fully-staffed concierge service.

(15)         Landlord agrees to permit Tenant’s employees and approved visitors and vendors to use the base Building stairwells in the Building for access between the floors of the Premises and to the Building lobby, 24 hours a day, 7 days a week, subject to Landlord’s reasonable security measures, Force Majeure, applicable Law, Landlord’s reasonable rules and regulations, and emergency/repair situations.

Landlord agrees that the above-described services and maintenance of the Building and its components, including the Common Areas, shall be reasonably similar to services and maintenance provided to other Comparable Buildings.

B.            Service Interruptions.  If any of the Building equipment or machinery ceases to function properly for any cause, or any Building Standard Services are not provided to Tenant and/or the Premises as provided herein, Landlord shall use reasonable diligence to repair or restore the same promptly.  Landlord’s inability to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, or the occurrence of any other event or cause, whether or not within the reasonable control of Landlord (a “Service Failure”), shall not render

Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement, except as expressly set forth herein.  In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Section 16), arising out of or in connection with the failure of any security services, personnel or equipment.  Any provision herein to the contrary notwithstanding, if a Service Failure beyond the control of Landlord results in the Premises or any material portion thereof not being reasonably usable by Tenant for its business purpose (“Untenantable”) (unless the Service Failure is caused by a fire or other casualty, in which event Section 15 controls), and same remains uncured for a total of three (3) consecutive Business Days, or five (5) Business Days during any ten (10) consecutive Business Day period (“First Cure Period”) after Landlord’s receipt of Tenant’s written notice of the Service Failure, Tenant shall have the following rights and remedies:

(1)           For each day or portion thereof that such Service Failure beyond the control of Landlord continues beyond the First Cure Period, Tenant shall be entitled to an equitable abatement of Rent commensurate to that portion of the Premises rendered Untenantable by the Service Failure calculated on a per square foot basis beginning after the First Cure Period and ending at the time the Premises are again suitable for use by Tenant for its intended purposes.

(2)           If the Service Failure beyond the control of Landlord renders more than 25% of the Premises Untenantable, and is not cured within thirty (30) days (“Second Cure Period”) after Landlord’s receipt of written notice of Service Failure, Tenant may at its option make such repairs as are necessary to eliminate the Service Failure, and Landlord shall pay to Tenant upon demand, the cost of such repairs plus interest at the Default Rate (defined in Section 18.B), such interest to accrue continuously from the date of payment by Tenant until repayment by Landlord, or at Tenant’s election, after giving Landlord written notice of Tenant’s intent to do so and Landlord’s failure to pay the same to Tenant within 5 days after receipt of such notice.  Tenant may offset any such unpaid amount from Rent payable hereunder, until such time as Tenant has been fully reimbursed.

(3)           If the Service Failure beyond the control of Landlord renders more than 25% of the Premises Untenantable, and is not cured by either Landlord or Tenant (with Tenant being under no obligations to complete such cure) within one hundred eighty (180) days (“Third Cure Period”) after Landlord’s receipt of Tenant’s written notice of Service Failure, then Tenant, at its option, exercised by written notice to Landlord prior to restoration of such service, may terminate this Lease and all of its obligations for the remaining balance of the Term, and any renewals or extensions thereof, whichever shall be applicable, and the parties hereto shall be relieved of all liabilities and obligations hereunder (other than those which expressly survive termination) as of the date of Tenant’s written notice of termination pursuant to this Section 7.B.

C.            Third Party Services.  If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall have the right to procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account at Tenant’s sole cost and expense and subject to Landlord’s review and approval thereof

(not to be unreasonably withheld, conditioned or delayed).  Tenant agrees that it shall not be deemed an unreasonable condition of approval for Landlord to require that Tenant’s security system be functionally compatible with the base Building systems or that Tenant use a certain vendor or installer for Tenant’s security system.  Subject to the foregoing, Landlord agrees that any such Provider shall have the right to access the Building and install such Provider’s equipment in the Building, subject to Landlord’s reasonable policies and practices for the Building.

7.                                      Use of Electrical Services by Tenant.

A.            Landlord’s Electrical Service.  Subject to the terms of this Lease, Landlord shall furnish building standard electrical facilities (including transformers, risers, conduits, feeders, and switchboards) necessary to furnish the Premises with electric power 24 hours a day, 7 days per week, for normal office purposes, including the following (the “Building Standard Electricity”), in each case measured in the aggregate over the Premises and as calculated using the National Electrical Code (NEC) procedures:

(1)           Normal office equipment (including personal computers, duplicating/reproduction/photocopy machines, employee lunchrooms, coffee bars, executive or other dining areas, including kitchen equipment associated therewith, vending machines) and other equipment operating at 120/208 volts up to a maximum connected load of (5.5) VA per usable square foot (USF) of the Premises.

(2)           Task and ambient lighting systems and other equipment operating at 277/480 volts up to a maximum connected load of (1.5) VA per USF of the Premises.

(3)           Tenant shall be entitled to increase electrical facilities above the Building Standard Electricity by additional connected load capacity of up to two (2.0) VA per USF of the Premises at 277/480 volts available in the bus riser (exclusive of base Building components such as heat, VAV terminal units, etc.) for use by Tenant (the “Above-Standard Electricity”), if Tenant so requires in connection with its permitted use of the Premises.  Any distribution equipment (panels, transformers, conduit, wiring, etc.) required to deliver Above-Standard Electricity shall be at Tenant’s cost and all consumption on this excess equipment shall be separately metered and billed directly to Tenant by Landlord and shall not be included in Operating Expenses.  Tenant will not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld or delayed) in each instance, connect any fixtures, appliances or equipment to the Building’s electric distribution system other than through outlets existing on the Commencement Date or make any alteration or addition to the electric system of the Premises existing on the Commencement Date.

B.            Electrical Consumption.  Landlord may, at any time and from time to time, calculate Tenant’s actual electrical consumption in the Premises either by a survey conducted by a reputable consultant selected by Landlord, or through separate meters installed, maintained and read by Landlord, all at Landlord’s expense (subject to Section 7.C and 7.D below).  Commencing on the Commencement Date, Tenant shall pay its Pro Rata Share of electrical costs under Section 4.D(10).  In addition, commencing on the date that Tenant receives its certificate of occupancy for the Premises, Tenant shall pay (either in its own name and for its own account as set forth in Section 7.C below, or as a reimbursement to Landlord), in accordance with Sections 7.C and 7.D, the cost of any electrical consumption in the Premises.  The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service.  Except as expressly set forth in this Lease, Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant’s requirements.

C.            Selection of Electrical Service Provider.  Landlord reserves the right to select the provider of electrical services to the Building and/or the Property.  To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider.  At no time shall Landlord charge Tenant more for electrical services than Landlord’s cost therefor, as reasonably determined by Landlord, and any such charge shall specifically exclude any administrative or similar fees that might otherwise be charged by Landlord or its property manager with respect thereto. The foregoing notwithstanding, Tenant shall have the ongoing right, at Tenant’s sole cost and expense, to select the provider of electrical services to the Premises.

D.            Submetering.  Landlord or Tenant shall have the continuing right, upon 30 days written notice, to install one or more submeters for the Premises or portions thereof or equipment therein at Landlord’s expense, provided, however, if the reason for the installation is to monitor Tenant’s electricity usage and the usage is actually above that allocated to Tenant pursuant to Section 7 (“Excess Usage”), then the submetering shall be at Tenant’s expense.  However, if the submeter is installed for any reason other than because of Tenant’s Excess Usage or to calculate the electrical usage of equipment utilized greater than single-phase electrical current, then the submetering shall be at Landlord’s expense.  If submetering is installed for the Premises, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears at Landlord’s cost therefor, as reasonably determined by Landlord, with such method of calculation to be described and delivered to Tenant.  Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.D(10), except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

8.                                      Repairs and Alterations.

A.            Tenant’s Repair Obligations.  Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, ordinary wear and tear excepted, and subject to any casualty or condemnation not required to be repaired by Tenant and any janitorial services to be provided by Landlord pursuant to the terms hereof.  Tenant’s repair obligations include, without limitation, repairs to:  (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or exclusively for the benefit of Tenant (or an occupant of the Premises) and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory.  Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair.  Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors approved by Landlord.  All work shall be performed at Tenant’s expense in accordance with the rules and procedures described in Section 8.C below.  If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to (i) 5% of the cost of the repairs for repairs costing from $0 through $99,999.99, or (ii) 4% of the cost of the repairs for repairs costing from $100,000.00 through $199,999.99, or (iii) 3% of the cost of the repairs for any repairs costing $200,000.00 or more.

B.            Landlord’s Repair Obligations.  Landlord shall keep and maintain in good repair and working order (in a condition at least equivalent to Comparable Buildings) and shall make repairs to and perform maintenance upon:  (1) structural elements of the Property; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Property generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building (collectively, the “Building Elements”).  Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible.  All costs of maintenance, operation and routine repair of the Building Elements shall be included in Operating Expenses; however, if any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party (defined in Article 12), Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 5% of the cost of the repairs.

C.            Alterations.  After the completion of the Tenant Improvements in accordance with Exhibit D, Tenant shall not make alterations, additions or improvements to the Premises in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.  However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”):  (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises.

D.            Multi-Tenant Corridors.  During the Term, any required reconfiguration from a full floor to a multi-tenant floor with a tenant corridor resulting from the initial location of the Premises or the taking of additional previously unoccupied (first generation) space by Tenant pursuant to the rights set forth in Rider No. 1 and Rider No. 3 of this Lease, shall be at Landlord’s sole cost and expense, including the Building Standard finishes for such corridor and elevator lobby. Any other required reconfiguration shall be at Tenant’s cost.  Any and all alterations and modifications to the Premises in connection therewith shall be subject to Landlord’s reasonable approval pursuant to Section 8.C.

9.                                      Entry by Landlord.

Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises (but if to show the Premises to a prospective tenant, only during the last year of the Term or earlier if Tenant notifies Landlord at an earlier time of its intention not to renew), to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises; provided, however, that in the case of entering the Premises for the purpose of making non-emergency repairs or additions or alterations to the Building or other tenants’ premises, Landlord shall not enter the Premises if any other means of performing such work is reasonably available at no additional material cost.  Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally.    Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.  Landlord shall use commercially reasonable efforts in connection with any such entry (except in the event of an emergency) to minimize any interference with the operations and normal office routine of Tenant.

10.                               Assignment and Subletting.

A.            Landlord’s Consent Required.  Subject to the remaining provisions of this Section 10, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Any attempted Transfer in violation of this Section 10 is voidable at Landlord’s option.  Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers.  In no event shall any Transfer or Permitted Transfer (defined in Section 10.D) release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease.  Landlord agrees that Tenant shall be permitted to allow its clients, contractors and vendors  (“Permitted Occupants”) to use up to 15% of Rentable Square Footage of the Premises, and such use shall not be considered a Transfer nor otherwise require Landlord’s consent.  No such use or occupancy shall operate to give any such Permitted Occupants any right or interest in this Lease or any right to exercise any right of Tenant hereunder, and such use and occupancy shall be subject and subordinate to all of the terms, covenants and conditions of this

Lease.  Additionally, any such use and occupancy by Permitted Occupants shall in no way give to any such Permitted Occupant any rights or remedies against Landlord.

B.            Consent Procedure.  As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with a complete copy (unexecuted) of the financial statements of the proposed assignee or subtenant, proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request.  Landlord shall, by written notice to Tenant within 30 days of receipt of Tenant’s notification and all of the information required pursuant to this Section 10.B., either: consent to the Transfer by the execution of a consent agreement in a reasonable form consistent with the terms of this Lease or reasonably refuse to consent to the Transfer in writing, in which case Landlord shall set forth, with specificity, the basis for its refusal.  If Landlord refuses to consent to the Transfer, the Lease shall continue in full force and effect as if Tenant had not requested Landlord’s consent to the proposed Transfer.  Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any Permitted Transfer or requested Transfer.

C.            Change in Control of Tenant.  Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer.  The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 25% of its voting stock is owned by another entity, the voting stock of which is so listed.

D.            No Consent Required.  Notwithstanding any other provisions hereof, without the prior written consent of Landlord, Tenant may assign this Lease or sublease all or any portion of the Premises to:  (1) Tenant’s Affiliate (defined below), (2) any entity resulting from a merger or consolidation with Tenant, or (3) any entity succeeding to all or substantially all of the business and assets of Tenant (a “Permitted Transferee”) provided that the following conditions are satisfied in Landlord’s reasonable discretion:  (a)  no uncured Event of Default exists, (b) the successor’s use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building, and (c) in the event of an assignment of this Lease, such assignee shall have a tangible net worth in accordance with generally accepted accounting principles of at least equal to $20,000,000.00 (a “Permitted Transfer”).  In the event of a Permitted Transfer, Tenant shall not be released from liability under the Lease. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable.  Further, and not in limitation of the foregoing, Tenant and Hunter’s Glen/Ford, Ltd., a Texas limited partnership, are deemed Affiliates for purposes of this Section 10.  In addition, without the prior written consent of Landlord, Tenant may assign this Lease or sublease or license all or any portion of the Premises to or permit the Premises to be occupied by any member firm of Tenant, or any entity comprised in whole or in part, of any former, current and/or future division or group of Tenant, regardless of the form of such entity and regardless of whether Tenant has or retains any ownership interest therein, provided, however, any Alterations required as a result of such Permitted Transfer shall be subject to Landlord’s reasonable approval and Section 8.C.

E.            Subdivision of Space.  In connection with any assignment or sublease permitted hereunder, Tenant shall have the right (but not the obligation), at its sole cost and expense, to convert any single-tenant floor within the Premises to a multi-tenant floor.  Any and all Alterations to the Premises in connection therewith shall be subject to Landlord’s reasonable approval and Section 8.C.

F.             Exercisable by Transferee.  Tenant shall have the right to transfer to any Permitted Transferee pursuant to a Permitted Transfer of the entire interest in this Lease the right to exercise all remaining extension options, expansion options, preferential rights, right of first refusal, and any other valid and unexercised rights Tenant has in connection with this Lease at the time of Transfer.

G.            Expedited Arbitration for Unreasonable Withholding of Consent.  In the event Tenant claims that Landlord unreasonably withheld its consent to a proposed Transfer by Tenant, Tenant shall send Landlord a written notice within 5 days of Landlord’s decision to withhold consent (the “Dispute Notice”), specifying the grounds on which Tenant claims the consent was unreasonably withheld and electing to have the dispute resolved by an arbitration (the “Arbitration”).   In the Dispute Notice, Tenant shall designate an arbitrator of its selection who meets the qualifications provided below.  Within 5 days after receipt of the Dispute Notice, Landlord shall notify Tenant of its selection of an arbitrator who meets the qualifications provided below.  Landlord’s and Tenant’s arbitrators shall then select a third, neutral arbitrator who meets the qualifications provided below.  The Arbitration shall be held at such neutral arbitrator’s office.  Each of the arbitrators shall (1) have at least ten (10) years’ experience in either managing Class A office buildings or representing owners in the leasing of Class A office buildings, (2) not have represented Landlord or Tenant during the preceding five years, and (3) have general experience and competence in determining the issue at hand, and being registered with the American Arbitration Association (or its equivalent, should the American Arbitration Association not then be in existence).  The Arbitration shall be held on a mutually agreeable date which shall be no less than 10 days and no more than 20 days after Landlord’s receipt of the Dispute Notice.  The Arbitration shall be conducted in accordance with the rules of the American Arbitration Association and the scope of the arbitrators’ inquiry and determination shall be strictly limited to whether Landlord has been reasonable in withholding its consent to the proposed Transfer.  The determination of the majority of the arbitrators shall be conclusive and binding upon the parties and shall be made within 5 days after completion of the Hearing.  The losing party shall pay all of the fees and expenses of the 3 arbitrators.  In the event the arbitrators find that Landlord unreasonably withheld its consent to the proposed Transfer, Tenant may proceed with the proposed Transfer provided Tenant complies with all the terms and conditions of this Lease.  The arbitrators’ decision may be entered as a final judgment in the court records of the applicable jurisdiction.

11.                               Liens.

If any mechanic’s or other liens are placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant, then Tenant shall, within 20 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law.  If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien.  Tenant shall reimburse Landlord for any amount paid or incurred by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees, within 30 days after receipt of an invoice from Landlord.

12.                               Indemnity and Waiver of Claims.

A.            Tenant’s Indemnity.  Subject to Section 14 and Section 20.B, Tenant shall indemnify, defend and hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Section 24) and agents (including the manager of the Property) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees, which may be imposed upon, incurred by or asserted against any of such indemnified parties that arise out of or in connection with any damage or injury (i) occurring in the Premises, except to the extent caused by the negligence or willful misconduct of Landlord or any of its employees, agents or contractors (collectively, “Landlord Parties”); (ii) occurring in connection with or in any way related to Tenant’s Telecommunications Equipment, except to the extent caused by the negligence or willful misconduct of Landlord or any of the Landlord Parties; or (iii) occurring elsewhere in the Building or on the Property to the extent caused by the negligence or willful misconduct of Tenant or any assignees, subtenants and licensees claiming by, through or under Tenant, or any of their respective agents, contractors, employees and invitees (collectively, “Tenant Parties”).

B.            Landlord’s Indemnity.  Subject to Section 14 and Section 20.A, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees, which may be imposed upon, incurred by or asserted against any of such indemnified parties that arise out of or in connection with any damage or injury occurring in the Premises, the Building or on the Property to the extent caused by the negligence or willful misconduct of any of the Landlord Parties.

13.                               Insurance.

A.            Tenant’s Insurance.  Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense:  (1) commercial general liability insurance applicable to the Premises and its appurtenances and Tenant’s Telecommunications Equipment providing, on an occurrence basis, a minimum combined single limit of $5,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy), and contractual liability, including the indemnification provisions contained in this Lease; and (2) special form (formerly “all risk”) property insurance on Tenant’s Property and Tenant’s Telecommunications Equipment.  Any company underwriting any of Tenant’s Insurance shall have an A.M. Best Insurance Guide rating of not less than A-VIII.  All commercial general liability shall name Landlord (or any successor), Landlord’s property manager and Landlord’s Mortgagee (if any and provided that Landlord has given Tenant 30 days prior written notice of the same), as “additional insureds” and shall be primary with Landlord’s policy being secondary and noncontributory.  Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises.  Tenant may maintain any of its required insurance coverages under a blanket policy of insurance, provided the same is sufficient to maintain the types and levels of insurance required under this Lease.  If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, and such failure continues for 15 days after delivery of notice of such failure to Tenant, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 5% of such cost.

B.            Landlord’s Insurance.  Landlord shall maintain (1) commercial general liability insurance applicable to the Property providing, on an occurrence basis, a minimum of $5,000,000 per occurrence/general aggregate (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy), and contractual liability, including the indemnification provisions contained in this Lease; and (2) special form (formerly “all risk”) property insurance on the Building and all improvements therein, including flood, in the amount of the replacement cost thereof, as reasonably estimated by Landlord.  Any company underwriting any of Landlord’s insurance required by this Section 13.B shall have an A.M. Best Insurance Guide rating of not less than A-VIII.  The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance (provided the same is sufficient to maintain the types and levels of insurance required under this Lease).

14.                               Mutual Waiver of Subrogation.

Notwithstanding anything in this Lease to the contrary, Landlord and Tenant shall cause their respective insurance carriers and any other party claiming through or under such carriers, by way of subrogation or otherwise, to waive any and all rights of recovery, claim, action or causes of action against the other party and such other party’s trustees, principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss of or damage to or loss of use of the Building, the Premises, any personal property of Landlord, any additions or improvements to the Building or the Premises, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTIES OR THE NEGLIGENCE OF ANY TENANT PARTIES, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

15.                               Casualty Damage.

A.            Restoration or Termination by Landlord.  If all or any part of the Premises are damaged by fire or other casualty, Tenant shall promptly notify Landlord in writing.  Landlord shall have the right to terminate this Lease if:  (1) the Building shall be damaged so that substantial alteration or reconstruction of the Building shall be required (whether or not the

Premises have been damaged) and Landlord elects not to restore the Building and Landlord simultaneously terminates all other leases in the Building; (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty and Tenant does not exercise any remaining option to renew this Lease within 30 days after Tenant receives Landlord’s written election to terminate this Lease; or (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt and Landlord does not have the right under its loan agreement to require that such proceeds be made available for the repair or reconstruction of the Building and Landlord elects not to restore the Building and Landlord simultaneously terminates all other leases of similarly affected tenants in the Building.  Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty.  If Landlord does not terminate this Lease under this Section 15.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage.  However, provided Landlord has complied with Landlord’s requirements to purchase and maintain insurance as set forth in this Lease, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

B.            Timing for Repair; Termination by Either Party.  If all or any portion of the Premises is damaged as a result of fire or other casualty, or such fire or other casualty renders the general Building systems inoperable such that a substantial portion of the Building cannot be used and occupied or the Premises cannot be accessed or used for business operations, Landlord shall, as soon as reasonably possible, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”).  If the Completion Estimate indicates that the restoration of the Premises to its condition prior to the casualty cannot be substantially completed within 300 days from the date of the fire or other casualty (or 90 days if the damage occurs in the last year of the Term and Tenant does not elect to exercise any then-unexercised renewal options), then regardless of anything in Section 15.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 Business Days after receipt of the Completion Estimate.  If neither party terminates this Lease under this Section 15.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 15.A.  If Landlord fails to complete such repairs to the Premises within 300 days from the date of the fire or other casualty (or 90 days if the damage occurs in the last year of the Term and Tenant does not elect to exercise any then-unexercised renewal options), then Tenant shall have the right to terminate this Lease following 60 days written notice given after such 300 day period, but prior to completion of the repairs.

C.            Abatement.  In the event any portion of the Premises is Untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is Untenantable until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 15.B; provided, however, if the fire or casualty affects more than 75% of the Premises, more than 75% of any floor within the Premises, or Tenant’s access to and from the Premises or such floor, and Tenant elects not to use any of the Premises or such floor, as the case may be, there shall be a full abatement of the Rent for the Premises or such floor, as applicable.  Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Section 15, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

16.                               Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”).  Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as a mixed-use and retail office building in a manner substantially comparable to the Building’s use prior to the Taking.  In order to exercise its right to terminate this Lease under this Section 16, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking.  Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs.  If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord.  In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs.  All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant.  However, Tenant may file a separate claim at its sole cost and expense for Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”) and Tenant’s reasonable moving and relocation expenses, loss of business and other claims that Tenant may have.  Notwithstanding anything to the contrary set forth in this Lease, if a Taking of any portion of the Premises leaves the balance unsuitable for Tenant’s use as a mixed-use retail and office building, or if a Taking of any portion of the Building permanently deprives the Premises or the Building of reasonably adequate access or parking, then Tenant may terminate this Lease by giving written notice to Landlord effective as of the date of Taking.

17.                               Events of Default.

Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default (each, an “Event of Default”):

A.            Tenant’s failure to pay when due all or any portion of the Rent, and such failure continues for 5 days after written notice from Landlord to Tenant that Rent is past due (“Monetary Default”).

B.            Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant.  However, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time as is reasonably necessary (but in no event more than an additional 90 days) to cure the failure so long as:  (1) Tenant commences to cure the failure within 10 days following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease.

C.            Tenant becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant under such Laws and is not dismissed within sixty (60) days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

18.                               Remedies.

A.                                    Landlord’s Remedies.  Upon any Event of Default, and for so long as the same remains uncured (if curable), Landlord shall have the right without notice or demand (except as provided in Section 17) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

(1)           Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord.  If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises.  Tenant shall pay Landlord on demand the amount of all past due Rent, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises.  “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises, including the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord.

(2)           Terminate Tenant’s right to possession of the Premises and change the locks as permitted by Law, and, in compliance with applicable Laws, expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises.  If Landlord terminates Tenant’s possession of the Premises under this Section 18.A(2), Landlord shall have no obligation to post any notice and Landlord shall have no obligation whatsoever to tender to Tenant a key for new locks installed in the Premises.  Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its reasonable discretion shall determine.  Landlord may collect and receive all rents and other income from the reletting.  Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises.  Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent, except to the extent provided in Section 18.C.  The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination of this Lease is given to Tenant.

(3)           Cure such Event of Default for Tenant at Tenant’s expense.

(4)           Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement.

(5)           Recover such other actual damages in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, excluding however, consequential, special and punitive damages.

B.                                    Tenant Not Relieved from Liabilities.  Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises or Landlord’s exercise of any other remedy either as provided herein or otherwise, shall not relieve Tenant of its liabilities and obligations under this Lease including, without limitation, Tenant’s liability for the payment of Rent or any other damages Landlord may incur by reason of Tenant’s breach.  In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies.  No right or remedy of Landlord shall be exclusive of any other right or remedy.  Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.  If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable grace or cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a per annum rate equal to the lesser of 12% or the highest rate permitted by Law (the “Default Rate”).  In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable grace or cure period), Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent; provided, however, Landlord waives its right to impose the administrative fee against Tenant for the first time in any consecutive 12 month period Tenant fails to pay any amount within 5 days after becoming due under this Lease.  However, in no event shall the charges permitted under this Section 18.B or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest.  If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease.  Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

C.                                    Mitigation of Damages.  For so long as an Event of Default exists, Landlord shall use objectively reasonable efforts to mitigate damages by reletting the Premises.   Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building.

D.            Waiver of Landlord’s Lien.  Landlord hereby expressly waives and negates any and all statutory, contractual and constitutional landlord’s liens and security interests on all property of Tenant now or hereafter placed in or upon the Premises.

E.            Landlord Defaults and Tenant Remedies.  Except as otherwise provided in this Lease and specifically subject to Sections 3.F and 19, if Landlord fails in the performance of any of Landlord’s obligations under this Lease and such failure continues for 10 days with respect to monetary defaults or 30 days (or such longer period of time as is reasonably necessary to remedy such default, provided Landlord shall commence such cure within 30 days after receipt of written notice from Tenant and continuously and diligently pursue such remedy at all times until such default is cured) as to non-monetary defaults, after in each instance Landlord’s receipt of written notice thereof from Tenant, then Tenant shall be entitled to exercise any remedies that Tenant may have at law or in equity.

19.                               Landlord Payment Defaults.

If Landlord fails to pay when due any portion of the Reimbursement Allowance (subject to the provisions of the Work Letter), and such failure continues for a period of thirty (30) days after written notice of such failure to Landlord (and to any mortgagee of Landlord of which Tenant has received written notice or entered into a subordination, attornment and non-disturbance agreement) from Tenant, without amendment by or regard to any provision regarding the timing of such failure becoming a default by Landlord hereunder, including the provisions of Section 18.E hereof; then, in such event, Tenant may provide Landlord with a second (2nd) written notice of the failure which states, in conspicuous bold font “NOTICE: LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE MAY RESULT IN TENANT HAVING OFF- SET RIGHTS IN ACCORDANCE WITH THE LEASE.”, and if such failure is not cured within 10 Business Days after such second (2nd) written notice from Tenant to Landlord of the demand for such payment (without amendment by or regard to any provision regarding the timing of such failure becoming a default by Landlord hereunder, including the provisions of Section 18.E hereof), then, and conditioned upon no Event of Default by Tenant then existing, Tenant may offset the amounts thereof then due to Tenant, together with interest thereon at the Default Rate, calculated from the date such amounts were due to Tenant until so offset or otherwise reimbursed to Tenant, against Tenant’s obligation to pay Rent hereunder.

20.                               Limitation of Liability.

A.            Landlord.  Tenant does hereby acknowledge and agree that none of the owners (but does not excuse the co-owner entities that comprise Landlord from liability), investors, members, stockholders, shareholders, partners, officers, or directors of Landlord shall be liable for any default by Landlord under this Lease or for the performance by Landlord of any of its obligations under this Lease.  Anything in this Lease to the contrary notwithstanding, Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation of Landlord under this Lease shall only be enforced against Landlord’s interest in the Property (including all rents, proceeds from any sale or transfer, and insurance or condemnation award(s) in respect to such Property), and no other property or assets of Landlord, disclosed or undisclosed, will be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use and occupancy of the Premises. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties.

B.            Tenant.   Landlord does hereby acknowledge and agree that none of the owners, investors, members, stockholders, shareholders, partners, officers, or directors of the Tenant shall be liable for any default by Tenant under this Lease or for the performance by Tenant of any of its obligations under this Lease.  Landlord hereby agrees to look solely to the assets of Tenant for the recovery of any damages arising out of Tenant’s default of its obligations under this Lease or for the enforcement of the performance by Tenant of any of its obligations under this Lease.  Landlord hereby waives all claims against all Tenant Parties for consequential, special or punitive damages allegedly suffered by any Landlord Parties.

21.                               No Waiver.

Either party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel.  Except as expressly provided otherwise herein, either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default.

22.                               Tenant’s Right to Possession.

Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Landlord covenants that Tenant shall have the right to peacefully occupy the Premises, subject to the terms of this Lease.  This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23.                               Holding Over.

Except for any permitted occupancy by Tenant under Section 27, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance.  Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the Base Rent and 100% of the OE Payment due for the period immediately preceding the holdover; provided, however, so long as no other uncured event of default exists under the Lease, for the first four (4) months of any such holdover Tenant shall pay only 125% of such amount and 100% of the OE Payment. Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease.

24.                               Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”), provided that Landlord delivers to Tenant a fully executed subordination and non-disturbance agreement from Mortgagee (the “SNDA”) which shall be revised to incorporate commercially reasonable changes agreed upon by Tenant and such Mortgagee.  As a condition to the effectiveness of this Lease, Landlord agrees to deliver to Tenant an SNDA in form and content reasonably acceptable to Tenant in connection with the execution of this Lease.  The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.”  In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease.  If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest.  Tenant shall, within 10 Business Days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser).  The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant’s knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested.

25.                               Attorneys’ Fees.

If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.  The term “prevailing party” is defined to mean the party who obtains a determination of wrongful conduct by the other party regardless of whether actual damages are awarded.

26.                               Notice.

If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, or sent by facsimile, at the party’s respective Notice Address(es) set forth in Section 1.M, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Section or in any other manner permitted by Law.  Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of delivery by facsimile, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile) or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above.  Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Section 26.

27.                               Reserved Rights.

This Lease does not grant any rights to light or air over or about the Building.  Landlord excepts and reserves exclusively to itself the use of:  (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E)  improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building; provided that Landlord’s use of such rights does not materially adversely affect Tenant’s ability to use the Premises for the Permitted Use.    Notwithstanding anything to the contrary contained herein, in the exercise of any of the foregoing reserved rights set forth in this Section 27, and except as otherwise permitted pursuant to this Lease, (1) Landlord shall use reasonable and diligent efforts not to unreasonably interfere with (i) Tenant’s use and occupancy of or its business operations in the Premises, (ii) its use of any and all Common Areas of the Building including, without limitation, the Parking Facilities, (iii) its use of and access to and egress from the Premises and the Building, and (iv) Tenant’s signage rights granted under this Lease; (2) Landlord shall not materially increase any of Tenant’s obligations hereunder or materially diminish any of its rights hereunder, including, without limitation, increasing any Rent obligations; and (3) Landlord shall not alter the nature or character of the Building from a Class AA office building.  As used herein, “reasonable and diligent efforts” shall include use of overtime labor so that work can be performed after Normal Business Hours, if same can be accomplished without material additional cost.

28.                               Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and casualty excepted, Tenant shall have no obligation to remove or restore any improvements to the Premises or Building, or any cables installed in the Premises or Building.  All improvements to the Premises shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant.  If Tenant fails to remove any of Tenant’s Property upon termination of this Lease or of Tenant’s right to possession, Landlord may deem all or any part of Tenant’s Property to be abandoned and Landlord shall be entitled to retain or to remove the same, and Landlord shall not be responsible for the value, preservation or safekeeping thereof.  Title to any such abandoned Tenant’s Property (except with respect to any Hazardous Material (defined in Section 29.C)) shall be deemed to be immediately vested in Landlord.

29.                               Hazardous Materials.

A.            Restrictions.  No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant’s transferees, contractors or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.

B.            Remediation.  Tenant shall promptly notify Landlord if it suspects Contamination (defined below) in the Premises.  Any remediation of Contamination caused by a Tenant Party or its contractors or invitees which is required by Law or which is deemed necessary by Landlord, in Landlord’s opinion, shall be performed by Landlord and Tenant shall reimburse Landlord for the cost thereof.

C.            Landlord Compliance.  For purposes of this Section 29, a “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws or which is now or hereafter defined, listed or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws.  “Contamination” means the existence or any release or disposal of a Hazardous Material, in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party.  For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes. Landlord hereby agrees: (1) that the Building designs indicate no material amounts of asbestos in the Premises, the Building or other portions of the Property and (2) no investigation, administrative order, settlement, consent order or agreement, or litigation with respect to a Hazardous Material is proposed or threatened in writing by a governmental authority with respect to the Building or other portions of the Property.  No notice, demand, claim, citation, complaint, summons, request for information or other communication has been received by Landlord from any governmental body claiming any violation of any Hazardous Material Laws or any administrative or court order relating to Hazardous Materials, except as disclosed to Tenant in writing.  Landlord will use commercially reasonable efforts to contractually restrict tenants in the Building from using the Building or any portion thereof for the manufacturing, treatment, storage or disposal of Hazardous Materials, except as may be common for use or storage in Class AA projects.  Landlord shall at all times be responsible for the base Building’s compliance of the non-rentable portions of the Building with all federal, state and local environmental protection laws, rules, regulations, or ordinances, including, any administrative and court orders relating to Hazardous Material, and shall pay for all costs or compliance therewith except to the extent caused by Tenant or for which Landlord can look to others contractually or legally bound for payment.  If at any time during the Term Contamination occurs as a result of an act or omission of Landlord, Landlord shall, at its expense (and not as an Operating Expense), promptly take all actions necessary to comply with Laws and to return the Building and the Property to its condition prior to such Contamination.

30.                               Miscellaneous.

A.            Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings.  This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located.  All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions.  If any term or provision of this

Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document.  The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law.  The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease.  The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

B.            Recording.  Neither Landlord nor Tenant shall record this Lease.  Notwithstanding the foregoing, simultaneously with the execution of this Lease, Landlord and Tenant shall enter into the Memorandum of Lease attached hereto as Exhibit I for the purpose of recording the same, and Tenant may, at Tenant’s expense, record the same.

C.            Force Majeure.  Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).  Any delay in any obligation undertaken by a party under this Lease resulting from Force Majeure shall be referred to herein as a “Force Majeure Delay”.  However, Force Majeure Delays shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D.            Transferability; Release of Landlord.  Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder accruing after the date of such transfer, and, provided that the successor in interest has assumed all of the obligations of Landlord under this Lease, Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.  Notwithstanding anything to the contrary contained in this Lease, prior to the date that the Building is Substantially Complete, Landlord shall not have the right to transfer or assign this Lease to any other party other than to an Affiliate of Landlord or a Mortgagee, without the written consent of Tenant, which shall not be unreasonably withheld, conditioned or delayed.

E.            Brokers.  Tenant represents that it has dealt directly with and only with Lincoln Property Company Commercial, Inc. (whose commission of $1,265,386.00 shall be paid by Landlord pursuant to a separate written agreement) in connection with this Lease.  Landlord represents that it has dealt directly with and only with Myers Commercial, Inc. pursuant to a separate written agreement in connection with this Lease.  TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKER(S) SPECIFICALLY IDENTIFIED ABOVE.

F.             Authority; Joint and Several Liability.  Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.  Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.  If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities.  Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them. If there is more than one Landlord, or if Landlord is comprised of more than one party or entity, the obligations imposed upon Landlord shall be joint and several obligations of all the parties and entities.  Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

G.            Time is of the Essence; Relationship; Successors and Assigns.  Time is of the essence in this Lease.  This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship.  This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H.            Survival of Obligations.  The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease.

I.             Full Agreement; Amendments.  This Lease contains the parties’ entire agreement regarding the subject matter hereof.  All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease.  This Lease may be modified only by a written agreement signed by Landlord and Tenant.  The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

J.             Prohibited Persons and Transactions.  Tenant represents to Landlord: (i) that neither Tenant nor any person or entity that directly owns a 10% or greater equity interest in it, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”, or other Laws (each such person, a “Prohibited Person”), (ii) that Tenant’s activities do not violate the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, or the

regulations or orders promulgated thereunder, as they may be amended from time to time, or other anti-money laundering Laws (the “Anti-Money Laundering Laws”), and (iii) that throughout the Term of this Lease Tenant shall comply with the Executive Order and with the Anti-Money Laundering Laws.  Likewise, Landlord represents to Tenant: (i) that neither Landlord nor any person or entity that directly owns a 10% or greater equity interest in it, nor any of its officers, directors or managing members, is a Prohibited Person, (ii) that Landlord’s activities do not violate Anti-Money Laundering Laws, and (iii) that throughout the Term, Landlord shall comply with the Executive Order and with the Anti-Money Laundering Laws.

K.            Tax Protest.         Landlord shall, within 30 days of receipt of the yearly ad valorem tax valuation notice applicable to the Premises, deliver such valuation notice to Tenant.  Together with such notice, Landlord shall deliver notice to Tenant indicating whether Landlord will formally contest Tax Expenses and the ad valorem valuation of the Project for such year with the applicable taxing authorities.  If Landlord elects to formally contest Tax Expense or the ad valorem valuation of the Project, Landlord shall keep Tenant reasonably informed as to the progress of such contest, copy Tenant on material communications regarding such contest, and deliver copies of all documentation related to such contest to Tenant.  Landlord shall not settle any such contest once commenced without first receiving Tenant’s written consent, which consent shall not be unreasonably withheld.  If Landlord fails to deliver such notice or elects not to formally contest Tax Expenses or the ad valorem valuation of the Project, Tenant shall have the right to contest Tax Expenses and the ad valorem valuation of the Project, in Landlord’s name and with the reasonable cooperation of Landlord, with the applicable taxing authorities, within the time frames established by Law.  Any savings realized (net of expenses) as a result of any such tax contest shall be credited against Tax Expenses next coming due.

L.            Method of Calculation.  Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 of the Texas Property Code.  TENANT FURTHER VOLUNTARILY AND KNOWINGLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHTS AND BENEFITS OF TENANT UNDER SUCH SECTION, AS IT NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.

M.           Waiver of Consumer Rights.  Tenant hereby waives all its rights under the Texas Deceptive Trade Practices - Consumer Protection Act, Section 17.41 et seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections.  After consultation with an attorney of Tenant’s own selection, tenant voluntarily adopts this waiver.

N.            Counterpart Signatures.  This Lease may be executed and delivered (including delivery in electronic format) in counterparts and each counterpart so delivered which bears the signature of a party hereto shall be binding as to such party, and all counterparts together shall constitute the same instrument.

31.                               Special Provisions.

A.                                    Signage.  Subject to the approval of all applicable governmental and quasi-governmental entities, and further subject to all applicable Laws, Landlord hereby grants Tenant the right to have the following signs at the Building identifying Tenant:

(1)           Tenant shall have the exclusive right to install and maintain exterior lighted signage (the “Building Signage”) above the second level of the exterior façade of the Building, and Landlord shall not permit or allow any other signage to be installed above the second level of the exterior façade of the Building.  Tenant’s Building Signage shall be installed on the exterior façade of the Building facing Hillcrest Avenue and on the exterior façade of the Building facing Daniel Avenue (such two façades being referred to as the “Signage Facades”) above the sixth level of the Building, and Landlord shall ensure that the Building will be designed and constructed to facilitate such installation and to allow for the installation Building Signage without blocking any of the windows of the Premises.

(2)           In the event that either Landlord or the Master Association ever construct, or permit to be constructed, a monument sign on the Property, which monument sign is not designated for use solely by the tenants of the Retail Condominium Unit, Landlord agrees to install, display and maintain, at Tenant’s sole expense, Tenant’s signage on such monument sign (the “Monument Signage”).  In addition, no other tenant shall have signage positioned higher than Tenant’s signage on the Monument Signage.

(3)           Landlord agrees to install elevator bank signage and/or Building lobby signage identifying Tenant’s name or the name under which Tenant does business.  This signage shall be the highest tenant identification signage and shall be comparable in letter size and mounting height as any other tenant’s signage in the main lobby of the Building (collectively, the “Elevator Signage”).  Tenant’s portion of the Building Signage, the Monument Signage, and the Elevator Signage shall collectively be referred to as “Tenant’s Signage”.

(4)           Upon final approval of Tenant’s Signage by both Landlord and Tenant, including the size, material, construction and design of Tenant’s Signage, the final approved rendering of Tenant’s Signage shall be inserted as Exhibit H hereto.  Neither party shall unreasonably withhold, condition or delay its consent to Tenant’s Signage.

(5)           Tenant, at its expense, shall obtain all necessary governmental permits and certificates required for the installation and use of Tenant’s Signage, as well as any approvals necessary under applicable Laws.  Tenant acknowledges that Landlord has made no representation that any of Tenant’s Signage will comply with applicable Law. Following Tenant’s compliance with the requirements hereof for such Tenant’s Signage, Landlord shall erect the Tenant’s Signage in accordance with the approved plans and specifications and any reasonable requirements of Landlord in connection therewith, in a good and workmanlike manner, in accordance with all applicable Laws. Following Landlord’s construction and installation of the Tenant’s Signage, Tenant shall maintain Tenant’s Signage in a good, working and safe condition and otherwise in accordance with the terms of this Lease, and shall pay all costs associated with such construction and any maintenance of Tenant’s Signage.  All utilities serving Tenant’s Signage shall be submetered by Landlord, and Tenant shall be solely responsible for the costs of all utilities serving Tenant’s Signage and all costs in connection therewith.  Further, if Landlord elects to install an electronic Building directory in the ground floor lobby area of the Building, the name and/or logo of Tenant (whose name and/or logo shall be included in any such directory at all times during the Term of this Lease) shall be organized and displayed in a manner reasonably determined by Landlord.

B.            Riser Space.  During the Term, Landlord shall provide riser space in the Building as mutually agreed upon by Landlord and Tenant, from, among other locations, the Premises to the roof of the Building for purposes of any Telecommunications Equipment (hereinafter defined).  Such riser space shall be used for the installation of conduit containing control wiring and electrical distribution cabling used to supply the Premises with emergency power, plus for telecommunications wiring and fiber.  All costs and expenses associated with the installation, operation, maintenances and insuring of the conduit shall be borne by Tenant.  There shall be no rental cost to Tenant for the use of such riser space unless such space penetrates rentable parking or storage areas.

C.            Supplemental HVAC.  Subject to all other applicable provisions of this Lease, including without limitation the provisions of Section 8 hereof pertaining to Alterations, Tenant shall have the right to install an additional HVAC unit (the “Supplemental HVAC Unit”) to serve the Premises, such Supplemental HVAC Unit to be installed either within the Premises or at such other locations as Landlord shall designate in its sole but reasonable discretion, and such Supplemental HVAC Unit to be installed in a good and workmanlike manner, in compliance with all Laws, and at Tenant’s sole cost and expense.  In addition, once any such Supplemental HVAC Unit is installed, except as expressly set forth below, Tenant shall be responsible for the maintenance, repair, upkeep and replacement of the same, all at Tenant’s sole cost and expense.  Notwithstanding the foregoing, Landlord agrees that it will perform, at Tenant’s request, the following services related to the Supplemental HVAC Unit:  replacement of the Supplemental HVAC Unit’s air filters and replacement of the Supplemental HVAC Unit’s water strainers (the “Landlord HVAC Work”).  The Landlord HVAC Work will be performed at such times as reasonably determined by Landlord after Tenant’s request therefor, taking into account timing to obtain materials or other supplies needed, etc.  The Landlord HVAC Work will be performed at Tenant’s cost and expense, with Tenant to pay any costs (including, in addition to costs of materials, costs of labor at Landlord’s current rate for any labor) associated with such Landlord HVAC Work within thirty (30) days after receipt of Landlord’s invoice therefor.

D.            Telecommunications Antenna.  Landlord and Tenant agree that Tenant shall have the right to no more than 400 square feet of space available for Tenant on the roof of the Building for the installation of certain telecommunications equipment (the “Telecommunications Equipment”), subject to the provisions of this Section 31.D.  The following provisions shall apply with respect to any such Telecommunications Equipment.  The quantity, type, size, electrical and transmission capacity, location and other variables regarding such Telecommunications Equipment shall be subject to Landlord’s prior approval which shall not be unreasonably withheld, conditioned or delayed.  The Telecommunications Equipment shall be installed in a good and workmanlike manner, in compliance with all Laws, and at Tenant’s sole cost and expense, and Tenant shall be responsible for all upkeep and replacement of the same, all at Tenant’s sole cost and expense.  The Telecommunications Equipment will be used only by Tenant and its Affiliates leasing space in the Building and not by any third parties.  Tenant shall cause its Telecommunications Equipment not to interfere with the operations of other equipment located on the roof of the Building, and Landlord will cause the other equipment on the roof of the Building not to interfere with the operation of Tenant’s Telecommunication Equipment. Within thirty (30) days of Landlord’s invoice, which reimbursement obligation will survive termination of this Lease, Tenant will reimburse Landlord for fifty percent (50%) of the cost of: (A) removal of the Telecommunications Equipment, and (B) restoration of the areas of the roof of the Building affected by Tenant’s Telecommunication Equipment (ordinary wear and tear excepted) upon removal of the Telecommunications Equipment after the end of the Term.

E.            Exclusivity.  Tenant, and its successor and assigns, shall have the exclusive right in the Building to provide those activities permitted by Law to be performed by a Financial Holding Company, as defined in the Bank Holding Company Act of 1956 (12 U.S.C. § 1841, et seq.), including without limitation, providing banking services, insurance services, financial services, and lending services (the “Bank Holding Exclusive”); provided, however, the Bank Holding Exclusive shall not apply to any Affiliate of Tenant or to any other occupant of the Premises.  During the Term (including any renewal or extension thereof), Landlord shall not lease any space to or allow the occupancy of any space, or allow any signage, in or on, the Building or Property in violation of the Bank Holding Exclusive, including without limitation, leasing or allowing the occupancy of any space, or allowing any signage, in or on, the Building or Property to any company, individual, or other business which is directly in competition with Tenant (other than any Affiliate of Tenant or any other occupant of the Premises), including for any banking services, insurance services, financial services, or lending services use.

F.             Naming Rights.  So long as Tenant or any of its Affiliates leases or occupies at least 36,445 Rentable Square Feet in the Building (the “Naming Right Occupancy Threshold”), the Building shall be named “Hilltop Plaza”, and Landlord shall not name the Building or Property, or rename, refer to, or allow any marketing material or signage in, on, or relating to the Building or Property, to any name other than “Hilltop Plaza”, without first obtaining the written consent of Tenant, which consent may be withheld in Tenant’s sole and absolute discretion.  Notwithstanding anything to the contrary contained in this Section 31.F, so long as Tenant or any of its Affiliates satisfies the Naming Right Occupancy Threshold, Tenant, or its successors and assigns, shall have the right to rename the Building to a name reasonably acceptable to Landlord.  For so long as (i) Tenant or any of its Affiliates has satisfied the Naming Right Occupancy Threshold, and (ii) Landlord has not changed the Building name to a name that does not contain the name “Hilltop” after first obtaining the written consent of Tenant as set forth above, and (iii) Tenant and Tenant’s successors or assigns have not renamed the Building to a name that does not contain include the name “Hilltop” in the Building name as set forth above, Tenant hereby grants to Landlord, without warranty, a license to use the name “Hilltop” in connection with the Building name during the Term of this Lease.

[Signatures Appear on the Following Page]

Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD:

SPC PARK PLAZA PARTNERS LLC,
a Texas limited liability company

By:	First American Exchange Company, LLC,
a Delaware limited liability company,
its sole member and manager

	By:	/s/ MARK A. BULLOCK
Mark A. Bullock,
Legal Counsel

AND

DIAMOND HILLCREST, LLC,
a Texas limited liability company

By:	/s/ GARY SHULTZ
	Name:	Gary Shultz
	Title:	Vice President

AND

HTH HILLCREST PROJECT LLC,
a Texas limited liability company

By:	/s/ COREY PRESTIDGE
	Name:	Corey Prestidge
	Title:	Vice President

as co-owners

TENANT:

HILLTOP HOLDINGS INC.,
a Maryland corporation

By:	/s/ COREY PRESTIDGE
	Name:	Corey Prestidge
	Title:	Executive Vice President and General Counsel

EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED